Press Release

Release Date:	December 12, 2008 at 4:30 p.m. EST	Contact: Thomas A. Vento President Joseph R. Corrato – Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FOURTH
QUARTER AND FISCAL YEAR RESULTS

Philadelphia, Pennsylvania (December 12, 2008) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported a net loss of $509,000 or $0.05 per share, for the quarter ended September 30, 2008 as compared to net income of $560,000, or $0.05 per share, for the same period in 2007.    For the year ended September 30, 2008, the Company recognized a net loss of $4.1 million, or $0.38 per share, compared to net income of $3.4 million, or $0.30 per share, for the comparable period in 2007.  The net loss reported for both the three months and year ended September 30, 2008 was primarily due to previously disclosed losses incurred in connection with the non-cash other than temporary impairment (“OTTI”) charge and subsequent redemption of the Company’s $35.0 million investment in a mutual fund in June 2008, and additional OTTI charges recognized in the quarter ended September 30, 2008 in connection with the mortgage-backed securities received as a result of  the redemption in kind of the mutual fund.  The fiscal year to date after tax loss related to the OTTI charge and redemption was approximately $6.1 million, of which $726,000 was recognized during the quarter ended September 30, 2008.

Tom Vento, President and Chief Executive Officer, stated “This has been a very disappointing year for Prudential Bancorp due to the unprecedented turbulence being experienced in the mortgage markets and the significant adverse effect of the turmoil on certain investments in our portfolio.   Although we experienced a significant loss due to the OTTI charge on our previously owned mutual fund investment, our regulatory capital ratios continue to remain substantially higher than the Federal Reserve and FDIC requirements to be considered well capitalized.”

At September 30, 2008, the Company’s total assets were $489.3 million, an increase of $15.1 million, or 3.2% from $474.2 million at September 30, 2007.  The increase was primarily due to a $24.8 million increase in net loans receivable, primarily 1-4 family residential loans, offset in part by decreases in investment and mortgage-backed securities aggregating $8.8 million, due primarily to impairment charges incurred and net repayments.

Total liabilities increased $27.2 million to $420.5 million at September 30, 2008 from $393.2 million at September 30, 2007.  The increase was primarily attributable to a $22.8 million increase in deposits, mainly in certificates of deposit.

Stockholders’ equity decreased by $12.1 million to $68.9 million at September 30, 2008 as compared to $81.0 million at September 30, 2007 primarily as a result of the cost of stock repurchased during the year aggregating $5.1 million combined with the net loss of $4.1 million and declaration of cash dividends totaling $2.2 million.

Net interest income increased $314,000 or 10.8% to $3.2 million for the three months ended September 30, 2008 as compared to $2.9 million for the same period in 2007. The increase was due to a $384,000 or 9.9% decrease in interest expense partially offset by a $70,000 or 1.0% decrease in interest income.    The decrease in interest expense resulted from a 61 basis point decrease to 3.44% in the weighted average rate paid on interest-bearing liabilities, partially offset by a $23.6 million or 6.2% increase in the average balance of interest-bearing liabilities for the three months ended September 30, 2008, as compared to the same period in 2007.  The decrease in interest income resulted from an 18 basis point decrease in the weighted average yield earned on such assets to 5.77% for the quarter ended September 30, 2008 from the comparable period in 2007 partially offset by a $9.1 million or 2.0% increase in the average balance of interest-earning assets for the three months ended September 30, 2008, as compared to the same period in 2007.

For the fiscal year ended September 30, 2008, net interest income decreased $369,000 or 3.0% to $11.8 million as compared to $12.1 million for fiscal 2007. The decrease was due to a $499,000 or 1.9% decrease in interest income partially offset by a $130,000 or 0.9% decrease in interest expense.  The decrease in interest income resulted from a 17 basis point decrease in the weighted average yield earned on interest-earning assets to 5.75% for the year ended September 30, 2008 from fiscal 2007 partially offset by a $5.2 million or 1.1% increase in the average balance of interest-earning assets for the year ended September 30, 2008 as compared to fiscal 2007.  The decrease in interest expense resulted primarily from a 20 basis point decrease to 3.73% in the weighted average rate paid on interest-bearing liabilities partially offset by a $16.9 million or 4.5% increase in the average balance of interest-bearing liabilities for the fiscal year ended September 30, 2008 as compared to fiscal 2007.

For the quarter ended September 30, 2008, the net interest margin was 2.77% as compared to 2.55% for the same period in 2007.  For the fiscal year ended September 30, 2008, the net interest margin was 2.56% as compared to 2.67% for the fiscal 2007.  The compression in the net interest margin for the twelve month period primarily reflected a decrease in the yield earned on interest-earning assets.  The decline in both the yield earned on interest-earning assets and rates paid on interest-bearing liabilities in fiscal 2008 reflected in large part the effects of the decline in market rates of interest in recent periods.

The provision for loan losses was $821,000 and $1.1 million, respectively, for the three months and year ended September 30, 2008 as compared to $340,000 and $395,000, respectively, for the comparable periods in 2007.   The increase in provision expense for the 2008 periods was due to deterioration in the local real estate market, which affected in particular the construction loan portfolio.  At September 30, 2008, the Company’s non-performing assets totaled $5.5 million or 1.3% of total assets and consisted of four single-family residential real estate loans, two construction loans, one commercial real estate loan and one real estate owned property.   Of the $5.5 million of non-performing assets, $3.6 million relates to the two construction loans.  The Company’s non-performing assets totaled $2.6 million or 0.5% of total assets at September 30, 2007.  The allowance for loan losses totaled $1.6 million, or 0.6% of total loans and 39.4% of non-performing loans at September 30, 2008 increasing from $1.0 million or 0.43% of total loans and 39.0% of non-performing loans at September 30, 2007.  One of the non-performing construction loans is a $3.0 million credit reflecting Prudential Savings’ participation interest in a $14.9 million construction loan to build a 40-unit high-rise condominium project in Center City, Philadelphia which has experienced payment delinquencies. Although the project is substantially completed, based on an updated appraisal, the value of the real estate collateralizing the loan has declined.  Another financial institution is the lead lender on the loan. The other non-performing construction loan is a four townhouse unit project.   Although the project is completed, there have been delays in the projected sales due to deterioration in the local real estate market.  The loan has a remaining balance of $640,000.

Non-interest income decreased by $682,000 and $6.3 million, respectively, for the three months and year ended September 30, 2008 compared with the same periods in 2007.  The decreases were due to the previously disclosed OTTI charge and losses on redemption of the Company’s $35.0 million investment in a mutual fund.  Due to the continued decline in the net asset value of the fund and the manager’s decision to activate the redemption in kind provision, Prudential Savings redeemed its shares in the fund, receiving approximately $24.7 million in mortgage-backed securities and $4.3 million in cash in June 2008.  Through September 2008, the Company incurred a pre-tax charge to earnings of approximately $6.2 million on a fiscal year to date basis which includes an OTTI charge of $726,000 recognized in the fourth quarter of fiscal 2008 related to certain of the securities received in the redemption.

Non-interest expense increased by $343,000 and $785,000, respectively, for the three months and year ended September 30, 2008 compared with the same periods in 2007.  The most significant increase related to a $163,000 impairment charge recognized during the fourth fiscal quarter of 2008 for a real estate owned property which had a decline in value due to current market conditions.  Expenses for maintaining the property were also incurred which were not applicable in the 2007 period.  Also contributing to the increase were expenses associated with an enhanced advertising program.

The Company recognized income tax expense for the quarter and year ended September 30, 2008 of $148,000 and $755,000, respectively, compared to income tax expense of $271,000 and $1.4 million, respectively, for the three months and year ended September 30, 2007.  Tax expense was recorded in the current periods and was not significantly impacted by the capital losses incurred in connection with the redemption of the Company’s investment in the mutual fund and the subsequent writedown of the related assets received in the redemption.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, real estate values, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)

	At September 30,	At September 30,
	2008	2007
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$489,337	$474,192
Cash and cash equivalents	9,454	12,269
Investment securities:
Held-to-maturity	123,022	134,782
Available-for-sale	2,922	38,343
Mortgage-backed securities held-to-maturity	40,281	45,534
Mortgage-backed securities available-for-sale	52,184	8,549
Loans receivable, net	243,969	219,527
Deposits	376,830	354,038
FHLB advances	31,701	33,743
Stockholders’ equity	68,875	80,961
Full service offices	7	7

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$6,717	$6,787	$26,408	$26,907
Total interest expense	3,490	3,874	14,654	14,784
Net interest income	3,227	2,913	11,754	12,123
Provision for loan losses	821	340	1,084	395
Net interest income after provision for loan losses	2,406	2,573	10,670	11,728
Total non-interest income (charges)	(430)	252	(5,285)	1,046
Total non-interest expense	2,337	1,994	8,775	7,990
Income (loss) before income taxes	(361)	831	(3,390)	4,784
Income taxes	148	271	755	1,387
Net (loss) income	(509)	560	(4,145)	3,397
Basic (loss) earnings per share (1)	(0.05)	0.05	(0.38)	0.30

Selected Operating Ratios(2):
Average yield on interest- earning assets	5.77%	5.95%	5.75%	5.92%
Average rate on interest-bearing liabilities	3.44%	4.05%	3.73%	3.93%
Average interest rate spread(2)	2.33%	1.90%	2.02%	1.99%
Net interest margin(3)	2.77%	2.55%	2.56%	2.67%
Average interest-earning assets to average interest-bearing liabilities	114.67%	119.37%	116.77%	120.64%
Net interest income after provision for loan losses to non-interest expense	102.95%	129.04%	121.60%	146.78%
Total non-interest expense to average assets	1.93%	1.69%	1.84%	1.70%
Efficiency ratio(4)	83.55%	63.00%	135.65%	60.67%
Return on average assets	(0.42)%	0.47%	(0.87)%	0.72%
Return on average equity	(2.90)%	2.74%	(5.44)%	3.98%
Average equity to average assets	14.50%	17.32%	15.95%	18.15%

	At or for the three months ended September 30,		At or for the year ended September 30,
	2008	2007	2008	2007

Asset Quality Ratios(5)(6)
Non-performing loans as a percent of loans receivable, net(6)	1.65%	1.18%	1.65%	1.18%
Non-performing assets as a percent of total assets(6)	1.13%	0.55%	1.13%	0.55%
Allowance for loan losses as a percent of total loans	0.62%	0.43%	0.62%	0.43%
Allowance for loan losses as a percent of non-performing loans	39.42%	38.97%	39.42%	38.97%
Net charge-offs to average loans receivable	0.00%	0.00%	0.21%	0.00%

Capital Ratio(5)
Tier 1 leverage ratio
Company	14.58%	17.08%	14.58%	17.08%
Bank	13.22%	15.52%	13.22%	15.52%
Tier 1 risk-based capital ratio
Company	31.40%	37.88%	31.40%	37.88%
Bank	28.94%	34.22%	28.94%	34.22%
Total risk-based capital ratio
Company	32.12%	38.43%	32.12%	38.43%
Bank	29.66%	34.77%	29.66%	34.77%

(1)  The Company has no common stock equivalents and thus no diluted earnings per share.
.
(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  The net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Bank’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.

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